Exhibit 5.1

RYAN E. NAFTULIN
(202) 842-7822
rnaftulin@cooley.com

Admitted to Practice in
California, Virginia only

July 30, 2007

Website Pros, Inc.
12735 Gran Bay Parkway West, Building 200
Jacksonville, FL 32258

RE:         Website Pros, Inc.

Ladies and Gentlemen:

We have acted as counsel for Website Pros, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2007, among the Company, Augusta Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Web.com (the “Merger”).  This opinion is being furnished in connection with a Registration Statement on Form S-4 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to nine million thirty-five thousand (9,035,000) shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the Merger.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which are being offered and sold by the Company in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

1200 19th Street N.W., Suite 500, Washington, DC 20036-2412  T: (202) 842-7800  F: (202) 842-7899  www.cooley.com

Sincerely,

Cooley Godward Kronish llp
By:	/s/ Ryan E. Naftulin
Ryan E. Naftulin